PREFERRED MANUFACTURING AGREEMENT


         This Agreement is entered into on April 13, 2004 ("Effective Date") by and between BROADATA COMMUNICATIONS, INC. ("Customer"), a California corporation with its principal place of business at 2545 West 237th Street, Torrance, California 90505 and CIRTRAN CORPORATION ("Cirtran"), a Nevada corporation with its principal place of business at 4125 South 6000 West, Salt Lake City, Utah, 84128 (together "the Parties").


                                    RECITALS

A. Customer designs and manufactures digital fiber optic transmission products for distribution throughout the world.

B. Cirtran is a contract manufacturer with capabilities to manufacture and assemble printed circuit boards and complete electro-optical products.

C. Cirtran has been assembling printed circuit boards and other electronic subassemblies of certain of Customer's products using component kits supplied by Customer.

D. Customer desires that Cirtran be its Preferred manufacturing partner for all or portions of Customer's products, responsible for procuring components as well as electronic and mechanical assembly, and Cirtran is willing so act, subject to the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.   DEFINITIONS

         1.1 "Approved Vendor List" means Customer's Approved Vendor List, updated from time to time, which specifies vendors approved by Customer to supply materials specified in a Bill of Materials, and from which Cirtran may purchase or procure materials, a copy of which is to be attached as Exhibit A which may be revised in accordance with Section 2.1.

         1.2 "Bill of Materials" shall mean the document specifying those components and materials required to manufacture the Products and to be provided by Customer as part of the Specifications.

         1.3 "Confidential Information" shall mean any information disclosed by Customer to Cirtran which is in written, graphic, machine readable or other tangible form and is marked "Confidential", "Proprietary" or in


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         some other manner to indicate its confidential nature. Confidential information may also include oral information disclosed by Customer to Cirtran pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and is reduced to writing by Customer within a reasonable time (not to exceed thirty (30) days) after its oral disclosure, and such writing is marked in a manner to indicate its confidential nature and delivered to the receiving Party. Customer's Specifications, Customer Technology and Developments shall be deemed to be Confidential Information of Customer whether or not marked.

         1.4 "Engineering Change Order (ECO)" shall mean the document that details a change in the Specifications and/or design of a Product.

         1.5 "Excess Inventory" shall mean the quantity of components that are in Cirtran's possession on the referenced date, that exceed Customer's order requirements. Excess Inventory shall not include components purchased due to Cirtran's ordering errors, purchased to account for attrition in the manufacturing process or Products that fail to meet Customer's quality assurance guidelines.

         1.6 "Intellectual Property" shall mean all rights held by Customer in its Products and/or Confidential Information, including, but not limited to such Customer's patents, copyrights, authors' rights, trademarks, trade names, mask works, "know-how" and trade secrets, irrespective of whether such rights arise under U.S. or international intellectual property, unfair competition or trade secret laws.

         1.7 "Inventory" shall mean raw materials, supplies, and components that comprise Products pursuant to this Agreement.

         1.8 "Long Lead Time Components and Materials" shall mean components or raw materials used in the manufacture of the Products that require a longer lead time to procure than the lead times provided for in Section
         5.1 for the Products. The Long Lead-Time Components are listed on Exhibit B and may be updated from time to time by mutual agreement.

         1.9 "Minimum Order Components and Materials" shall mean the components and materials that are procurable only in minimum purchase quantities that exceed the quantities required for Customer's Purchase Orders.

         1.10 "Non-Cancelable, Non-Returnable (NCNR) Components and Materials" shall mean (i) Inventory listed on the Bill of Materials that is to be procured from suppliers that will not accept returns or cancellations once such inventory is ordered or (ii) Inventory that may not be returned because the right of return has expired.

         1.11 "Premium Charge" shall mean an additional charge mutually agreed upon in advance in writing by the Parties for a special service requested by Customer, including, but not limited to time worked


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         outside of normal business hours to fill expedited delivery dates or increases in orders, special material handling, storage, and re-inventorying.

         1.12 "Product" or "Products" shall mean the PCB assemblies and/or system level assemblies of Customer to be manufactured by Cirtran under this Agreement as set forth in Exhibit C to this Agreement, as such Exhibit may be modified from time to time by mutual agreement.

         1.13   "Purchase   Order"  shall  mean  a  Customer   Purchase   Order
         substantially in the form attached as Exhibit D.

         1.14 "Specifications" shall mean the written specifications provided by Customer to Cirtran for the manufacture and test of Products, including, but not limited to, the Approved Vendor List, Bill of Materials, current revision level number, drawings, documentation, manufacturing and test procedures, and schematics and performance.

         1.15 "Work" shall mean to procure materials and to engage in the manufacture, assembly and/or test of Products according to Customer's Specifications and to deliver such Products in accordance with Customer's purchase orders.

         1.16     "Exhibits" Exhibit A   Approved Vendor List
                             Exhibit B   Long Lead Time Components and Materials
                             Exhibit C   Products
                             Exhibit D   Form of Purchase Order
                             Exhibit E   Product Pricing
                             Exhibit F   Other Special Inventory
                             Exhibit G   NCNR Components and Materials
                             Exhibit H   Tooling and Equipment

2. MANUFACTURE, PREFERRED MANUFACTURER, PAYMENT, PRICE, TAXES, AND
SUBCONTRACTORS

2.1      Manufacture.

              (a) Manufacturing Preference: Customer manufactures a variety of fiber optic transmission products to customers throughout the world. Customer offers for sale more than 200 distinct products through more than 50 distributors. Customer provides its distributors with Price lists covering all of the products and offers the distributor typical discounts from the list price of 25% to 35%. Approximately 20% of these products account for 80% of such product sales. In addition, Customer has developed and sold certain advanced fiber optic products including (i) SceenLink(TM), for sale to Movie theaters and shopping centers, (ii) Concierge(TM) for sale to hotels and convention centers, and (iii) Broadcast Platform, for sale to domestic and foreign Broadcast Stations. Customer's Products, as defined in Section 1.12 above, consist of (a) PCB


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                  assemblies and (b) system level assemblies. Customer desires that Cirtran manufacture PCB assemblies and/or system level assemblies and that Cirtran be its exclusive manufacturer for the Products listed on Exhibit C, responsible for procuring components as well as electronic and/or mechanical assembly, and Cirtran is willing so act, subject to the terms and conditions set forth herein. Accordingly, Customer will not manufacture or cause third parties to manufacture any of the Products (as listed from time to time on Exhibit C). In its capacity as Customer's manufacturer for the Products, Cirtran will be issued Purchase Orders for the Products listed in Exhibit C herein. Notwithstanding the foregoing, in the event Cirtran cannot manufacture all of Customer's needs for the Products, Customer shall have the right to manufacture the Products itself or contract with any other third party for the manufacture of the Products which Cirtran cannot produce.

              (b) Purchase Orders: Customer will, from time to time issue written purchase orders which specify all Work to be completed and delivery time required by Customer's customer. Each purchase order shall reference this Agreement and the applicable written Specifications. Purchase orders will normally be deemed accepted by Cirtran if Customer is not informed of Cirtran's rejection within three (3) working days of Cirtran's receipt thereof. Accordingly, Cirtran shall notify Customer of rejection of any purchase order within three (3) working days of receipt of such order and the parties shall meet to discuss the reason for rejection. If the problem cannot be resolved by the Parties, Customer has the right to manufacture the Product itself or by a third party. Within the scope of this Agreement, Customer may use its standard purchase order form to release items, quantities, prices, schedules, change notices, specifications, or other notice provided for hereunder. The parties agree that the terms and conditions contained in this Agreement shall prevail over any terms and conditions of any purchase order, acknowledgment form or other instrument. (See paragraph 12.7 "Order of Precedence"). Each Product will be tested in accordance with the Specifications prior to shipment. Customer and Cirtran will discuss the approval of vendors not on the Approved Vendor List and any changes will be agreed upon in writing.

              (c) Products to be manufactured: Within ten (10) days following the execution of this agreement, the Parties will meet so that Cirtran and Customer may mutually agree upon the initial Products or subassemblies to be manufactured by Cirtran. In selecting such Products or subassemblies, consideration will be given to Cirtran's proposed price, Customer's typical delivery requirements, availability of necessary tools and test equipment at Cirtran and other factors. The initial Customer products to be manufactured hereunder (each a "Product" and collectively the "Products") will be listed on Exhibit C. Whenever Customer desires a add a new product to


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                  its line, the Parties will meet so that Cirtran and Customer may mutually agree whether the new products will be added to Exhibit C as Products or subassemblies to be manufactured by Cirtran under this Agreement. If Customer and Cirtran agree to add such new products as Products hereunder, the additional Product will be added to Exhibit C. For each Product or revision thereof, written specifications shall include, but are not limited to, bills of materials, schematics, assembly drawings, process documentation, test specifications, test procedures, current revision number, and/or approved vendor list (hereinafter "Specifications") as attached hereto.

         2.2 Payment: Terms of payment shall be net 45 days from the date of invoice, payable in U.S. dollars. Invoices more than ten (10) days past due shall incur late charges at the rate of one percent (1%) per month. Cirtran will invoice Customer for a Product when the Product has been completed and Cirtran has provided Customer with the serial number of such Product and such additional information regarding the Product as the parties mutually agree upon ("Product Information").

         2.3      Price.

               (a) Initial Pricing: The price to Customer for the Products shall be calculated as follows ("Pricing Formula"): (i) Cirtran's estimated cost of components and materials (with component cost based on estimated annual usage) plus 10%, plus (ii) an electronics assembly fee of $.07 per component, plus (iii) an hourly charge for mechanical assembly and testing and manual assembly at the rate of $18.00 per hour. No other costs may be included in the Pricing Formula by Cirtran. To the extent Cirtran uses any components in the Products as components for its other customers, Cirtran will factor its savings from volume into the price of the components used in the Products. As soon as practicable after execution of this Agreement, Customer will disclose to Cirtran, its current source and standard price based on volume and quantity (in a mixed surface mount and through-hole basis) of components and materials. Upon verification that the components and materials are available to it at that cost, Cirtran will issue a price quote utilizing such costs and the Pricing Formula described above. When the parties have mutually agreed on the amounts included in the Pricing Formula it will be set forth in a Pricing Exhibit to be attached hereto as Exhibit
               E. The actual price ("Price") for the Products determined using the Pricing Formula shall be determined by Cirtran upon receipt of a Purchase Order and Cirtran shall notify Customer of the Price within five (5) working days after receipt of a Purchase Order. If the Price of a Product has increased, Customer will have two (2) working days after the date of such notice in which to cancel the Purchase Order without any penalty.

              (b) Pricing Reviews: The cost and source of components used in


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                  determining the Price is to be formally reviewed by the
                  Parties at the start of each calendar quarter and, after a good faith negotiation, such costs and sources will be adjusted by mutual agreement in writing including an effective date of the adjusted price and the Pricing Exhibit shall be updated to reflect the adjustment. Such adjustment shall take into account market fluctuations in component prices, Product purchase volume increases or decreases, manufacturing cost saving measures taken by Cirtran, cost saving engineering changes implemented by Customer, and such other factors reasonably impacting the costs of performing the Work. In the event that following a quarterly review Cirtran and Customer are unable to reach agreement upon an adjusted Price for any Product, the Price will continue to be established in accordance with the Pricing Formula.

              (c) Cost Reductions: With respect to any manufacturing changes implemented by Cirtran that result in a reduction in cost, Cirtran will receive one hundred percent (100%) of the demonstrated price reduction for ninety (90) days after the first shipment following implementation of the change as compensation for its implementation and then transfer the price reduction 100% to Customer. On implementation of Customer initiated engineering changes that result in changes to the cost of the Products, the Customer will receive one hundred percent (100%) of the demonstrated price reduction minus the costs of implementation pre-approved by Customer.

         2.4 Taxes: Customer shall, in addition to prices specified herein, pay any sales, use, excise or similar tax attributable to the sale of the Products, or in lieu thereof, provide Cirtran with a tax exemption certificate acceptable to the taxing authorities.

         2.5 Testing Failures: With respect to Products manufactured according to the Specifications but which nevertheless experience testing failures, Customer and Cirtran shall meet and use reasonable efforts to determine the cause of such failures and resolve such failures. Customer shall only be required to pay for any Products which experience testing failures if the failure is determined to be the result of the Specifications provided by Customer, but shall not be required to pay for any Products which experience testing failures determined to be caused by manufacturing or assembly by Cirtran.

         2.6 Subcontractors: The Work may be performed in part, by third parties selected by Cirtran ("Subcontractors") but only subject to prior written approval by Customer, which shall not unreasonably be withheld. Such Subcontractors shall be subject to a written agreement containing the material provisions of this Agreement, including without limitation, the confidentiality provisions hereof and naming Customer as a third party beneficiary under such agreement. Cirtran guarantees the performance of Subcontractors under this Agreement as if they were party to this Agreement.

         2.7 Credit: Cirtran shall extend to Customer a credit limit of up to $750,000 during the term of this Agreement. In the event that


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         Customer's outstanding accounts exceed such credit limit, Cirtran may suspend production and shipments until Customer makes payments to eliminate any past due amounts and either (i) makes payments to bring the outstanding balance below the applicable credit limit; or (ii) provides a letter of credit or other security for payment acceptable to Cirtran in Cirtran's reasonable judgment.

3.   COMPONENTS, WARRANTY AND RETURNS

         3.1 Consigned Materials: Upon reasonable notice to Cirtran and upon the execution of an appropriate agreement, Customer may supply consigned materials to Cirtran ("Consigned Materials"). Customer shall take reasonable measures to ensure that all Consigned Materials shall be delivered to Cirtran in sufficient time and in sufficient quantities, taking into account customary attrition levels, to allow Cirtran to meet scheduled delivery dates for the applicable Products. Customer shall take reasonable measures to ensure that all Consigned Materials shall be in good condition, meet Product Specifications, be packaged in a readily usable format, and be free of any defects or deficiencies. Customer shall retain title to Consigned Materials and Cirtran shall not be obligated to purchase any Consigned Materials. Premium Charges may apply in the event of late delivery of Consigned Materials, or the delivery of defective or incorrectly formatted Consigned Materials, subject to Customer's prior written approval. Except with respect to Consigned Materials, all components, other materials and equipment required in connection with the Work will be acquired or supplied by Cirtran pursuant to the Specifications. Cirtran shall bear the risk of loss for Consigned Materials that are in Cirtran's care or custody.

         3.2 Cirtran Warranty: Cirtran warrants to the Customer that the Products when delivered by Cirtran shall conform to the then current Specifications and be free from defects in workmanship for a period of two (2) years from the date of shipment to Customer's designated location. Any Products that do not meet the foregoing warranty shall be repaired or replaced at Cirtran's sole option and expense, within ten
         (10) business days of receipt by Cirtran of the returned Product; provided that (i) Customer obtains a Return Material Authorization ("RMA") from Cirtran prior to returning the Products, (ii) the Products are returned within two (2) years of the date the Product was delivered to Customer's designated location, and (iii) a failure analysis shall accompany the Product. Such warranty shall not apply if Customer or its customer alters, misuses, neglects, or abnormally stresses the Products. With respect to any components acquired or supplied by Cirtran that are incorporated into the Products other than with respect to workmanship or handling of the components by Cirtran, Cirtran makes


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         no representation or warranty, except that Cirtran agrees to pass through to Customer the warranty, if any, originally provided to Cirtran by the manufacturer of such components. Cirtran agrees to use its best commercial efforts to ensure that such warranties may be passed through to Customer.

         3.3      Representations and Warranties.

              (a) By Customer: Customer represents and warrants to Cirtran that
                  (i) it has the right to provide Cirtran with Consigned Materials, (ii) to the best of Customer's current knowledge, the Customer's Intellectual Property provided to Cirtran hereunder, including without limitation, the Specifications, does not infringe the proprietary rights of any third party, and (iii) Customer has the right and power to enter into this Agreement.

                  CUSTOMER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THIS AGREEMENT AND DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE.

(b) By Cirtran: Cirtran represents and that (i) the methods and processes employed by Cirtran in manufacturing the Products (other than those specifically required by the Specifications) shall not violate the trade secrets or other proprietary rights of a third party, (ii) the Product shall be delivered free of any liens or encumbrances, and (iii) it has the right and power to enter into this Agreement.

                  EXCEPT FOR THE WARRANTIES IN SECTIONS 3.2 AND THIS SECTION 3.3(b), CIRTRAN MAKES NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO THE COMPONENTS, PRODUCTS OR ANY SERVICES PROVIDED UNDER THIS AGREEMENT, AND DISCLAIMS ALL OTHER WARRANTIES INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE.

              (c) Indemnity: Each party agrees to indemnify the other party and hold the other party harmless from and against any and all losses, liabilities, damages, expenses and costs (including attorneys' fees and court costs) arising from a third party claim directly resulting from breach or alleged breach of the indemnifying party's representations, warranties or covenants contained in this Agreement or incurred in the settlement or avoidance of any such claim. This indemnity shall not apply
                  (i) if the indemnified party fails to give the indemnifying party prompt notice of any such claim or threatened claim and


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                  such failure materially prejudices the indemnifying party, and
                  (ii) unless the indemnifying party is given the opportunity to assume full control of the defense or settlement and the indemnified party provides reasonable assistance. Furthermore, if the indemnified party assumes such control, it shall only be responsible for the legal fees and litigation expenses of the attorneys it designates to assume control of the action.

                  Customer agrees that, if notified promptly in writing and given the opportunity to assume full control of the defense or settlement, it will defend Cirtran from any claim or action and will hold Cirtran harmless from any third party loss, damage or injury, including death, which arises from any alleged defect of Customer's design or manufacturing Specifications of any Products or from Customer's negligence or willful misconduct. Similarly, Cirtran agrees that, if notified promptly in writing and given the opportunity to assume full control of the defense or settlement, it will defend Customer from any claim or action and will hold Customer harmless from any third party loss, damage, or injury, including death, which arises from any alleged workmanship defect of any Products or otherwise from Cirtran's performance of the Work hereunder, or from Cirtran's negligence or willful misconduct.

         3.4 Odd Units: The Parties acknowledge and agree that Customer may from time to time, request in writing the manufacture and testing of first articles, prototypes, pre-production units, test units or other similar products ("Odd Units"). Cirtran makes no representations or warranty as to Odd Units identified as such by Customer and assumes no liability for or obligation for such Odd Units related to yield, performance, accuracy, specifications, defects of or due to (i) fixtures, designs or instructions produced or supplied by Customer, (ii) Consigned Materials, (iii) components or other equipment from any vendor on the Approved Vendor List or (iv) printed circuit boards or any other Customer designated components that are manufactured pursuant to Customer's Specifications.

         3.5 Repair: At Customer's request, Cirtran will perform repair work on out-of-warranty Products pursuant to terms and conditions to be set forth in a separate written agreement.

         3.6 Source Inspection: Upon request from Customer, and with at least three (3) business days notice and during normal business hours, Cirtran will grant access to its manufacturing facilities to Customer's inspectors. Customer's inspectors shall have the right to do time studies to verify that the Pricing Formula's are accurate and to examine Cirtran's purchasing records to insure that the component costs are accurate. Such inspection and any related testing might take place prior to the shipment of Customer's Products.

         3.7 Customer Support: Cirtran shall provide to Customer at no cost office space, telephone services and access to office equipment and


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         supplies reasonably necessary to support Customer personnel at
         Cirtran's factory for the purpose of understanding the manufacturing processes of the Product.

4.   PROPRIETARY MATERIALS

         4.1 Delivery of Technology. Customer shall provide to Cirtran, Customer's proprietary information necessary for the assembly and testing of the Products ("Customer Technology") solely for the purpose of performing the Work pursuant to Purchase Orders issued by the Customer. All Customer Technology is and shall remain the property of the Customer and Cirtran is not granted any license under such Customer Technology. Cirtran shall not be provided with or have the right to use the source code form of any software provided to Cirtran by Customer.

         4.2 Rights in the Product. The Intellectual Property rights in and to the Products are owned by the Customer and are protected by United States and international copyright and patent laws and treaty provisions. This Agreement does not constitute a sale and does not transfer to Cirtran any title or ownership interest in or to the Products or any patent, copyright, trade secret, trade name, trademark, or other proprietary or Intellectual Property rights related to the Products. Except for the rights expressly granted herein, Customer retains all of its right, title and interest to and to the Products and to any modifications, improvements, reports, designs, inventions, specifications or other materials developed in connection with Cirtran's manufacture of the Products and all Intellectual Property rights therein (collectively, "Developments") prepared by Customer.

         4.3 Confidential Information. Cirtran agrees that neither it nor any of its employees will use for their own account (except as expressly permitted under this Agreement) or for the account of any third party or disclose to any third party any Confidential Information of the other party. The parties understand, however, that Confidential Information shall not include any information which the other party can demonstrate was (a) generally known and available in the public domain at the time of disclosure, (b) known to the receiving party prior to disclosure, or (c) hereafter rightfully furnished to the receiving party by a third party without restrictions or disclosure and without breach of confidentially restriction. Cirtran agrees that it will use all reasonable efforts to protect the secrecy of and avoid disclosure or unauthorized use of Confidential Information of the other Party, which measures shall include the highest degree of care that such party utilizes to protect its own confidential information of a similar nature.

5.   PURCHASE ORDER COMMITMENTS, SCHEDULE CHANGE CANCELLATION, AND INVENTORY

         5.1 Non Binding Forecasts: Every month Customer will send to Cirtran a non-binding rolling forecast of their next 3 months demand for each

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         Product. Cirtran and Customer shall arrange for their representatives to meet, in person or by conference call, at least once per month to discuss the forecast, Customer's rolling purchase order and other scheduling matters.

         5.2      Purchase of Materials.

               (a) Long Lead-Time Components. The parties may mutually agree upon a list of Long Lead-Time Components and Materials to be attached as Exhibit B. Thereafter, Cirtran will provide Customer with any updates to the list of Long Lead-Time Components and Materials. Customer shall review such list on a quarterly basis and, following such review, the parties shall agree in writing on which Long Lead Time Components and Materials Cirtran may purchase on behalf of Customer in accordance with this Section
               5.2 Cirtran may purchase Long Lead Time Components based on Customer's Forecast but in quantities no greater than necessary to fill orders projected in Customer's Forecast and not in advance of the lead time actually necessary to enable Cirtran to fill the projected orders identified in the Forecast.

              (b) Other Special Inventory. Only upon written approval from
                  Customer, Cirtran will be authorized to purchase inventory beyond the amount necessary to fill accepted Purchase Orders as follows: (i) inventory purchased in quantities above the required amount in order to achieve price targets ("Economic Order Inventory"); and (ii) Minimum Order Components and Materials which shall be mutually agreed upon and set forth on Exhibit F. Economic Order Inventory, Minimum Order Components and Materials and Long Lead Time Components together are called "Special Inventory." The parties shall review the mutually agreed upon Special Inventory on a quarterly basis and update the applicable Exhibits. Cirtran will utilize any excess Special Inventory on a "first in-first out" basis prior to ordering additional Special Inventory. Cirtran will purchase material on behalf of Customer only upon receipt of a hardcopy or electronic Purchase Order, except for Special Inventory, which Cirtran may purchase as discussed above. If, based on a change in Customer's forecasts or needs, previously purchased Special Inventory may no longer be utilized in the Products, Cirtran will use best efforts to utilize any such Special Inventory for its other customers.

              (c) NCNR Components and Materials. The parties will mutually agree upon a list of NCNR Components and Materials and set forth such list as Exhibit G; provided that inclusion of NCNR Components and Materials on Exhibit G will not be unreasonably withheld. Thereafter Cirtran will provide Customer with quarterly updates to the list and after review, the parties shall mutually agree upon revisions to Exhibit G.

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              (d) Engineering Changes. Customer will notify Cirtran in writing of material and engineering changes to be implemented indicating the proposed date of such changes, including appropriate specifications and updated drawing revisions and specifying the change as mandatory or production convenient. Cirtran will acknowledge receipt of such ECO in writing ("Engineering Change Notice"). Cirtran shall review the ECO, determine the cost, schedule effects, Inventory effects and related issues resulting from implementing the change within three (3) business days ("Cirtran Response"). Customer shall provide a written acceptance or rejection of the Cirtran Response within three (3) business days from receipt. Cirtran shall not implement the change until it receives from Customer a written authorization to implement the Engineering Change Notice indicating the date of implementation ("Authorization to Implement"). Upon receipt of an Authorization to Implement, Cirtran shall take all action necessary to reduce any liability of the parties for NCNR Components and Materials. Customer shall pay Cirtran for its actual costs plus a mark-up of 10%, or such lesser amount as the parties may mutually agree upon (the "Mark-up") of Inventory which would become obsolete as a result of such change existing as of the date of implementation specified in the Authorization to Implement, whereupon Customer shall take title to such obsolete Inventory and Cirtran shall deliver such obsolete Inventory to Customer or otherwise dispose of such obsolete Inventory in accordance with Customer's instructions. Upon receipt of the Authorization to Implement, Cirtran shall implement immediately or on the next unreleased order the change specified in the Authorization to Implement subject to material availability and to mutual agreement of any resulting cost.

         5.3 Inventory of Finished Products. Upon completion of manufacture of the Products, if Customer has not provided shipping instructions to Cirtran, at Customer's written request, Cirtran shall hold such finished Products ("Finished Product Inventory") in an appropriate storage facility. Cirtran shall properly insure such Products and shall bear the risk of loss for any Product located in such storage facility. Such storage may be subject to a Premium Charge to be determined on a case by case basis and subject to Customer's prior written approval.

         5.4 Schedule Change. Customer may change the quantity of Products or their delivery date as contained in any accepted Purchase Order only with Cirtran prior written consent, which shall not be unreasonably withheld. Customer acknowledges that a Premium Charge may be incurred, subject to Customer's prior approval. In the event of quantity increases Cirtran will use best efforts and worldwide procurement resources to fill such orders. If meeting a schedule increase would result in costs in excess of the costs agreed upon pursuant to Section 2.3, Cirtran will provide the Premium Charge to the Customer in writing for approval in advance.

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

         5.5 Cancellation. In the event the Customer wishes to cancel any order, the cancellation shall be in writing.

              (a) Within 30 calendar days from the scheduled delivery date orders shall be non-cancelable.

              (b) More than 30 calendar days prior to of the scheduled delivery date, Customer may cancel orders and Cirtran shall make reasonable commercial efforts to (i) return components which were to be used to fill cancelled orders to the supplier of the components or otherwise utilize any such components; or
                  (ii) cancel Cirtran's order for such components; or (iii) at Customer's option, carry such components in Inventory for utilization in future orders subject to the charges described in Section 5.5(c).

              (c) Components carried in inventory pursuant to Section 5.5 (b)
                  above along with any Special Inventory and NCNR Components and Materials which is reasonably allocable to Products that are the subject of canceled orders (based on previous allocations of Special Inventory and NCNR Components and Materials to Product orders) ("Cancellation Excess Inventory") will be reviewed on a monthly basis and identified by using Cirtran's MRP system INFIMACS II Excess Inventory Dollar Report. Cirtran may charge a fee of Five percent (5%) per month for on-hand Cancellation Excess.

              (d) Cirtran shall provide Customer with a list of restocking charges, "bill-backs", cancellation charges or any other charges that would be incurred by Cirtran in returning components and materials to suppliers that had been purchased in support of Customer Purchase Orders of Products. Customer may elect to have Cirtran return the components and materials and shall pay all such charges plus the applicable Mark-up charge as set forth in Exhibit E, or to purchase the components and materials from Cirtran at cost plus ten percent (10%).

              (e) Cirtran shall use its best efforts to minimize cancellation charges by returning inventory and material for credit, canceling material on order, applying material to other Cirtran business, and minimizing all work-in-process and finished goods to support the final production schedule. Upon payment of the purchase price for the components and materials described in the last sentence of Section 5.5(d) above relating thereto, all NCNR Components and Materials at Cirtran or on order shall be delivered to Customer if so requested and upon payment of such purchase price plus the electronics and mechanical assembly fees, all finished goods inventory of Products and work-in-process shall be delivered to Customer if so requested.

         5.6 Special Tooling and Non Standard Test Equipment. Customer will provide to Cirtran any special tooling and non-standard test equipment as set forth by Customer in Exhibit H to be prepared by Customer and attached to this Agreement and which shall be update from time to time ("Tooling"). Any such Tooling and non standard test equipment supplied by Customer shall remain the property of Customer and will be only used to supply Product to Customer. All standard tools and test equipment which can be purchased commercially will be provided by Cirtran.

6.   SHIPPING

               Cirtran shall ship Products FOB West Valley City, Utah. Cirtran shall deliver Products in accordance with the requested delivery dates as specified on Customer's Purchase Orders. Cirtran shall deliver Products to Customer or drop ship Products to other locations identified by Customer in accordance with detailed shipping instructions to be provided by Customer. Cirtran shall ship Products within two business days from receipt of Customer's shipping instructions if finished Products are available in Cirtran's inventory or within two business days from completion of the manufacture of the required quantity of the Product if insufficient quantities of finished Products are in inventory. Each shipment shall contain certified copies of test data with the signature of the test technician. Upon learning of any potential delays Cirtran shall immediately notify the Customer in writing as to the cause and extent of any such delay and Cirtran's plan to remedy or reduce such delay. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in the Customer's specified and approved shipping containers, marked for shipment to the destination specified in the applicable Purchase Order or shipping instructions and delivered to a carrier or forwarding agent. At Customer's request and expense, Cirtran will arrange for shipment of Products by preferred carrier(s) specified from time by time by Customer. Such shipment will be F.O.B. Cirtran's facility in West Valley City, Utah, at which time risk of loss and title will then pass to Customer. The Customer will pay for all freight, insurance, and other shipping expenses, as well as any special packaging expenses not included in the Price for the Products. Cirtran will provide shipping confirmation to Customer within twenty-four (24) hours of shipment, listing all pertinent information to enable Customer to invoice Customer's own customers for such shipments, including without limitation, for each shipment quantity shipped, description and serial numbers of the Product, date of shipment and ship to destination.


7.   TERM AND TERMINATION

         7.1 Term. This Agreement shall be for an initial term of thirty (36) months, and shall continue thereafter on a month to month basis unless terminated by either party on written notice. Any month to month termination pursuant to the preceding sentence shall be effective on the later of (i) thirty days after the date of the notice, or (ii) the date that CUSTOMER completes its purchases pursuant to all orders outstanding at the date of the notice.

         7.2      Termination. This Agreement may be terminated by either party:

              (a) For Cause. This Agreement may be terminated by a Party for cause immediately by written notice upon the occurrence of any of the following events:

                    (i) If the other ceases to do business, or otherwise terminates its business operations; or

                    (ii)If the other breaches any material provision of this Agreement and fails to cure such breach within thirty (30) days of written notice describing the breach; or

                    (iii) If the other seeks liquidation under any bankruptcy or receivership proceedings, or if any such proceeding is instituted against such party and not dismissed within ninety (90) days.

                    (iv)If the other party defaults in any payment to the terminating party and such default continues without a cure for a period of ten (10) days after the delivery of written notice thereof by the terminating party to the other party.

         7.3 Effect of Termination and Survival. Sections 3.2, 3.3, 4.2, 4.3, 7, 8, 9, 10, 11, 12, and all payment obligations incurred prior to termination shall survive. Upon termination of the Agreement, Customer shall pay Cirtran's actual cost plus the applicable Mark-up and take title to all Excess Inventory. Upon termination Cirtran will return all Special Tooling and non-standard test equipment supplied by Customer and shall return or destroy, at Customer's option, all Customer Confidential Information in the possession of Cirtran's or its subcontractors.

8.   LIABILITY LIMITATION

     NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF PROFITS OR FOR ANY CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES ARISING OUT OF THIS AGREEMENT ON ANY THEORY OF LIABILITY INCLUDING UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE


9.   RELATIONSHIP OF PARTIES

              The relationship between the parties to this Agreement is that of independent contractors and this Agreement does not create a general agency, joint venture, partnership, employment relationship, or franchise between Cirtran and Customer. Each Party assumes full responsibility for employees, agents or other personnel assigned by it to perform work pursuant to this Agreement, regardless of their place of work, and shall be solely responsible for payment of salary, including withholding of federal and state income taxes, social security, worker's compensation etc.

10.  DISPUTE RESOLUTION

         10.1 Binding Arbitration. Any controversy or claim between the parties hereto arising out of this Agreement shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The arbitration shall be conducted in Los Angeles County, California, before the American Arbitration Association In the event of a disagreement as to the selection of an arbitrator; the presiding Judge of the Superior Court having jurisdiction to enforce the arbitration award shall select the arbitrator. Judgment on the award that arbitrator renders may be entered in any court having jurisdiction over the parties. Each party shall pay one half of the cost of the Arbitration.

         10.2 Attorney's Fees. The prevailing party in any legal action or proceeding to enforce this Agreement shall be entitled to recover from the unsuccessful party its reasonable attorney's fees and all other costs incurred in connection with such proceeding or the enforcement of the Agreement.

11.   FORCE MAJEURE

               Neither party to this Agreement shall be liable for its failure to perform any obligations under this Agreement if such performance is prevented or delayed or due to causes beyond its reasonable control, including without limitation, fires, floods, earthquakes, accidents, Acts of God, governmental laws or regulations.

12.  MISCELLANEOUS

          12.1 Governing Law. This Agreement shall in all respects be governed by and constructed in accordance with the laws of the State of California, excluding that body of laws known as conflict of laws.

         12.2 Assignability. Neither party may assign this Agreement without prior written consent of the other party, which consent shall not be unreasonably withheld, provided that either party may assign this Agreement to a party that succeeds to all or substantially all such party's business or assets relating to this Agreement, whether by sale, merger, operation of law or otherwise.

         12.3 Amendment and Waiver. Except as otherwise expressly provided herein any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively) only with the written consent of the parties. This Agreement shall be controlling over additional or different terms of any purchase order, confirmation, invoice or similar document. A waiver by any party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof.

         12.4 Notice. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by document, overnight delivery service or, to the extent receipt is confirmed, sent by facsimile transmission to the number below.

              Notice to Cirtran addressed to:

              Cirtran Corporation
              4125 South 6000 West
              West Valley City, Utah 84128
              Attention: Iehab Hawatmeh
              Fax: 801-963-5180

              Notices to Customer shall be addressed to:

              Broadata Communications, Inc.
              2545 West 237th Street
              Torrance, California 90505
              Attention: Burt Walker
              Fax: 310-530-5958

              or at such other address and to the attention of such other person as either party may designate by written notice to the other.

         12.5 Entire Agreement. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom.

         12.6 Severability. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

         12.7 Other Terms, Order of Precedence. In the event of any inconsistency between this Agreement, or other documentation relating to the purchase of the Products, the order of precedence shall be:

              (a) This Agreement,
              (b) Customer Purchase Order
              (c) Cirtran Order Acceptance


         12.8 Public Release of information: Cirtran shall not, without the prior written consent of Customer, make any news release or public announcement concerning this Agreement or any future Agreements.

         Cirtran shall extend this restriction to lower-tier subcontractors involved in the performance of this Agreement or future Agreements.


         12.9 Cirtran Contacts with Buyer's Customers: Customer shall be responsible for all liaison and communications with Customer's customer. Cirtran shall not communicate with Customer's customer regarding this Agreement unless authorized to do so in writing by Customer.

         12.10 Release of Liens: All materials or articles delivered and labor performed under this Agreement shall be free of all liens and, if Customer requests, a proper release of all liens or satisfactory evidence of freedom from liens shall be delivered to Customer.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year, first above written.

         "CUSTOMER"                                  "CIRTRAN"

         /s/ Burt Walker                             /s/ Iehab Hawatmeh
         --------------                              ---------------
         Burt Walker                                 Iehab Hawatmeh
         CEO and President                           CEO and President

                        EXHIBIT A - APPROVED VENDOR LIST

               EXHIBIT B - LONG LEAD TIME COMPONENTS AND MATERIALS

                              EXHIBIT C - PRODUCTS

                       EXHIBIT D - FORM OF PURCHASE ORDER

                           EXHIBIT E - PRODUCT PRICING

                       EXHIBIT F - OTHER SPECIAL INVENTORY

                    EXHIBIT G - NCNR COMPONENTS AND MATERIALS

                        EXHIBIT H - TOOLING AND EQUIPMENT